SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2016

Nogales Resources Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-199013	35-2510378
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 80, Calle Columbia, Colonia 5 de Diciembre, Puerto Vallarta, CP48351, Jalisco, México
(Address of principal executive offices)

Registrant’s telephone number, including area code: 322-174-9267

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 27, 2016, the board of directors appointed Lei Yang as our new Director, President, Secretary, Treasurer, CEO, and CFO.

Following these appointments, the board accepted the resignation of Misael Aguirre as our former sole officer and director. There was no known disagreement with Mr. Aguirre regarding our operations, policies, or practices.

Lei Yang is our newly appointed President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Director. Ms. Yang, age 36, graduated from Nanjing University with a master’s degree in information management. Ms. Yang also obtained another master’s degree from Bentley University located in Massachusetts, where she majored in the field of accounting. Ms Yang has more than 10 years’ work experience in large companies, including China Mobile and Hisense Group. From 2004 to 2007, Ms. Yang served as a senior analyst at China Mobile, where she took charge of the service, valuation and requirements of high value customers in Shenzhen area. Thereafter, she worked as a product manager and was responsible for the design and promotion of data products. From 2011 to 2015, Ms. Yang served as an internal auditor in Hisense Group, with the responsibility of financial auditing of the subsidiary corporations and IT infrastructure in the whole Group.

Our newly-appointed officer and director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have a written employment agreement or other formal compensation agreement with Ms. Yang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogales Resources Corp.

/s/ Lei Yang

Lei Yang
Chief Executive Officer

Date: April 28, 2016

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